UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_____________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 24, 2024
___________

SERVICENOW, INC.
(Exact name of registrant as specified in its charter)

___________

Delaware	001-35580	20-2056195
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2225 Lawson Lane
Santa Clara, California 95054
(Address of Principal Executive Offices and Zip Code)
(408) 501-8550
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.001 per share	NOW	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On July 24, 2024, ServiceNow, Inc. (“ServiceNow” or the “Company”) issued a press release announcing financial results for the three months ended June 30, 2024.

A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

The information above, including Exhibit 99.1, is furnished pursuant to Item 2.02 of Form 8-K and is not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities of that section, nor shall it be deemed incorporated by reference in any filing of ServiceNow under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any filings.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 24, 2024, the Company and its President and Chief Operating Officer, Chirantan “CJ” Desai, came to a mutual agreement that Mr. Desai would resign from all positions with the Company, effective immediately.

As previously referenced in the Company’s Form 10-Q for the quarter ended March 31, 2024, through its internal processes, the Company received a complaint that raised potential compliance issues related to one of its government contracts. The Company initiated an internal investigation, with the assistance of outside legal counsel, into the validity of these claims that concern the hiring of the Chief Information Officer of the U.S. Army as the Company’s Head of Global Public Sector in March 2023. As a result of the investigation, the Company’s Board of Directors (the “Board”) determined that Mr. Desai and the hired individual violated Company policy regarding a possible conflict relating to such individual’s hiring. Mr. Desai has fully cooperated with the investigation and maintains that he did not intentionally violate Company policy. The other individual also has departed the Company. The Company has informed the Department of Justice, the Department of Defense Office of Inspector General and the Army Suspension and Debarment Office of the investigation and is continuing to cooperate with the Department of Justice, which has commenced its own investigation into these matters. The Company cannot predict the timing, outcome or possible impact of the investigation.

Separation Agreement with President and Chief Operating Officer

In connection with his mutually agreed resignation, Mr. Desai and the Company entered into a separation and release agreement (the “Separation Agreement”), dated as of July 24, 2024. The terms of the Separation Agreement are consistent with the terms of the Confirmatory Employment Letter Agreement between the Company and Mr. Desai, dated October 31, 2017, as amended by the Amendment to Employment Agreement, effective April 30, 2021. The Separation Agreement provides that Mr. Desai is eligible to receive, subject to required deductions and withholdings, (i) any earned but unpaid base salary; (ii) any unpaid earned bonus; (iii) other unpaid and then-vested amounts, including any amount payable under the specific terms of any agreements, plans or awards, except as otherwise specifically provided in the Separation Agreement; and (iv) reimbursement for all reasonable and necessary expenses incurred in connection with his performance of services on behalf of the Company in accordance with applicable Company policies and guidelines. In addition, subject to Mr. Desai providing an effective release of claims against the Company and his compliance with the restrictive covenants applicable to him and the obligations under the Separation Agreement, Mr. Desai will also receive: (i) a lump sum payment equal to 6 months of his base salary; (ii) a lump sum payment equal to 50% of his actual bonus for fiscal year 2024 based on: (x) actual achievement of Company performance objectives and (y) deemed 100% achievement of personal performance objectives, if any, less any quarterly payment previously paid, if any, and (iii) a payment of the COBRA premiums (or reimbursement of such premiums) for continued health coverage for Mr. Desai and his dependents for a period of 6 months. Mr. Desai will forfeit all unvested equity awards that had been previously granted to him.

The foregoing description of the terms and conditions of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Appointment of Interim Chief Product Officer

The Company has appointed Chris Bedi as Interim Chief Product Officer, effective immediately. Mr. Bedi has been at the Company for nearly a decade with roles including Chief Digital Information Officer and Chief Customer Officer.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.
	10.1	Mutual Separation and Release Agreement dated July 24, 2024, between the Company and Chirantan J. ("CJ") Desai
	99.1	Press release dated July 24, 2024, announcing ServiceNow, Inc.'s financial results for the three months ended June 30, 2024
	104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SERVICENOW, INC.

	By:	/s/ Russell S. Elmer
Russell S. Elmer General Counsel

Date: July 24, 2024